Exhibit 10.3

CONSTRUCTION AND DEVELOPMENT AGREEMENT

DATED AS OF FEBRUARY 5,  2019

BETWEEN

BANKERS COMMERCIAL CORPORATION,

AS OWNER

AND

CUBIC CORPORATION,

AS CONSTRUCTION AGENT

i

SCHEDULES

Schedule 1	List of Government Actions
Schedule 2.7(d)	Construction Period Insurance Requirements

ii

CONSTRUCTION AND DEVELOPMENT AGREEMENT

CONSTRUCTION AND DEVELOPMENT AGREEMENT dated as of February 5, 2019 (this “Agreement”), is entered into between BANKERS COMMERCIAL CORPORATION, a California corporation (“Owner”), and CUBIC CORPORATION, a Delaware corporation (“Construction Agent”).

PRELIMINARY STATEMENT

A.        Cubic Corporation, as lessee (“Lessee”), and Owner, as lessor, are parties to that certain Lease Agreement, dated of even date herewith (as amended, supplemented or otherwise modified from time to time pursuant thereto, the “Lease”), pursuant to which Lessee has agreed to lease from Owner, and Owner has agreed to lease to Lessee, the Leased Property.

B.         Owner and Lessee are also parties to that certain Participation Agreement, dated of even date herewith (as amended, supplemented or otherwise modified from time to time pursuant thereto, the “Participation Agreement”), among Owner,  Lessee,  MUFG Bank, Ltd., as Administrative Agent, MUFG Union Bank, N.A. as Collateral Agent and the Rent Assignees.

C.         Subject to the terms and conditions hereof, (i) Owner desires to appoint Construction Agent as its sole and exclusive agent and constructor for the demolition of Building 1 and construction of the Facility on the Site in accordance with the Construction Budget and the Plans and Specifications (in each case, as supplemented or amended pursuant to Section 3.2) and pursuant to the terms of the Lease and the other Operative Documents, and (ii) Construction Agent desires, on behalf of Owner, to cause Building 1 to be demolished and the Facility to be constructed in accordance with the Construction Budget and the Plans and Specifications (in each case, as supplemented or amended pursuant to Section 3.2) and pursuant to the terms of this Agreement and the other Operative Documents.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1.            Defined Terms.

The capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in Appendix I to the Participation Agreement, and the rules of interpretation set forth in Appendix I to the Participation Agreement shall apply to this Agreement.

ARTICLE II

APPOINTMENT OF CONSTRUCTION AGENT

SECTION 2.1.            Appointment.

Pursuant to and subject to the terms and conditions set forth herein, in the Participation Agreement and the other Operative Documents, Owner hereby irrevocably (during the term of this Agreement) appoints Construction Agent to act in accordance with the Construction Budget and the Plans and Specifications and the requirements set forth in this Agreement as exclusive agent and constructor for the demolition of Building 1 and the construction and installation of the Facility on the Site, provided, however, no construction shall commence prior to the leasing of the Site to the Owner pursuant to the Ground Lease and no demolition of Building 1 shall occur prior to the transfer of title to Building 1 pursuant to the Deed.

SECTION 2.2.            Acceptance.

Construction Agent hereby unconditionally and irrevocably (during the term of this Agreement) accepts the appointment as Construction Agent and agrees to perform its duties and obligations, as set forth in this Agreement.

SECTION 2.3.            Term.

This Agreement shall commence on the date hereof and shall terminate upon the first to occur of:

(a)        payment by Lessee of the Lease Balance and all other amounts owing under the Operative Documents, and termination of the Commitments in accordance herewith, the Lease and the Participation Agreement;

(b)        the Construction Period Termination Date;

(c)        termination of this Agreement pursuant to Sections 5.1 or 5.3 hereof; and

(d)        the Completion Date.

SECTION 2.4.            Construction Documents.

(a)        Subject to each of the terms and conditions in this Agreement, Construction Agent may execute any of its duties under this Agreement by or through agents, contractors, employees or attorneys-in-fact.  Construction Agent shall enter into such agreements in its capacity as agent for Owner (such agreements, together with subcontracts, contracts, purchase orders and other agreements entered into or accepted by the Developer or the General Contractor pursuant to the Development Agreement and the General Construction Agreement, respectively, may be referred to herein as the “Construction Documents”) with architects, developers, designers, contractors, manufacturers and other persons who may supply materials, labor, equipment and/or services as

Construction Agent deems necessary or desirable for the Construction including, without limitation, the Development Agreement and the General Construction Agreement provided, however, that no such delegation shall limit or reduce in any way Construction Agent’s duties and obligations under this Agreement. Contemporaneously herewith, Construction Agent, Developer and Owner, as applicable, have executed and delivered assignments of contracts (collectively, the “Assignment of Contracts”) regarding all of the Major Construction Documents now or hereafter in effect related to Construction and Construction Agent shall have obtained from the Developer, the General Contractor and each other relevant contracting party under each of the other Major Construction Documents then in effect a Consent and Acknowledgment with respect thereto.  Construction Agent shall cause each relevant contracting party under each Major Construction Document that becomes effective after the Closing Date to execute and deliver a Consent and Acknowledgment concurrent with the effectiveness of such Major Construction Document.  For purposes hereof, the term “Major Construction Document” shall mean the Development Agreement, the General Construction Agreement and any Construction Document calling for payments of $1,900,000 or more during the Construction Period. Each of the Development Agreement and the General Construction Agreement shall be a guaranteed maximum or fixed price contract in form and substance reasonably satisfactory to the Administrative Agent. Costs payable under the Development Agreement and the General Construction Agreement necessary to achieve Substantial Completion and to complete the Final Completion Work, together with the costs payable under all other Construction Documents and all Construction Costs necessary to achieve Substantial Completion and to complete the Final Completion Work shall not exceed either (x) the aggregate amount permitted for all such items in the Construction Budget or (y) the Available Commitment.

(b)        Each Construction Document, including each Major Construction Document shall provide (it being understood that, this Section 2.4(b) may be satisfied, regarding each Major Construction Document, if the following covenants and agreements are contained in a Consent and Acknowledgment any such Person is required to deliver to Owner) that:  (i)  none of the Agents or any Participant is liable for any claims or obligations incurred under any Construction Document it being understood and agreed that the contractor thereunder agrees to look solely to the proceeds of amounts advanced pursuant to the Participation Agreement for payments of amounts due under such contracts, (ii) the contractor under such Construction Document shall provide written notice to Owner and the Administrative Agent of any material breach under such contract and Owner and the Administrative Agent shall have an additional cure period for Owner and the Administrative Agent of sixty (60) days beyond the period allowed for Construction Agent to cure any such material breach, which cure period shall be reflected in such Construction Document or a Consent and Acknowledgement executed by such contractor, and (iii) upon the written request of Owner or the Administrative Agent, such contractor shall provide to Owner or the Administrative Agent an estoppel certificate in respect of such contract in a form reasonably requested by Owner or the Administrative Agent.

SECTION 2.5.            Scope of Authority.

(a)        Subject to the terms, conditions, restrictions and limitations set forth in the Operative Documents, Construction Agent unconditionally agrees to take all action necessary or desirable for the performance and satisfaction of all of Construction Agent’s obligations hereunder, including, without limitation:

(i)         all actions relating to and necessary for the ground lease of the Site by Owner on or after the Closing Date;

(ii)        all design and supervisory functions relating to and necessary for the construction of the Facility on the Site;

(iii)       negotiating and entering into all contracts or arrangements to procure the labor, materials, equipment and supplies necessary to demolish Building 1 and to construct the Facility on such terms and conditions as are customary and reasonable in light of local standards and practices;

(iv)       obtaining all necessary permits, licenses, consents, approvals and other authorizations, including those required under Applicable Laws and Regulations (including Environmental Laws), from all Authorities in connection with the demolition of Building 1 and the development and construction of the Facility in accordance with the Plans and Specifications;

(v)        maintaining all books and records with respect to the construction and management of the Site and the Facility;

(vi)       performing any other acts necessary in connection with the demolition of Building 1 and the construction and development of the Facility in accordance with the Plans and Specifications, Construction Budget, Applicable Laws and Regulations and all Construction Period Insurance Requirements;

(vii)      paying (subject to receipt of Advances under the Participation Agreement) all Construction Costs to be paid during the Construction Period;

(viii)     enforcing performance by each party to each Construction Document of its respective obligations, warranties and other design, construction and other obligations with respect to the demolition of Building 1 and the design, engineering, construction and completion of the Facility and pursuing remedies with respect to the breach of those obligations; and

(ix)       to the extent permitted under the Operative Documents, using the proceeds of any insurance maintained in accordance with Section 2.7(d) hereof with respect to the Facility to complete construction of or rebuild any portion of the Facility with respect to an Event of Loss, a Casualty or Condemnation occurring with respect to that portion of the Facility and in accordance with Section 3.3 hereof.

If a Construction Event of Default has occurred and is continuing, neither Construction Agent nor any agent or contractor of Construction Agent shall have the authority to take any of the above-described actions without the prior written consent of the Administrative Agent acting at the direction of the Required Participants.

(b)        Subject to the terms and conditions of this Agreement and the other Operative Documents, Construction Agent, in its capacity as agent for Owner, shall have sole management, control and responsibility over and the duty to cause, the Construction, construction means, methods (including testing of the Facility or any part thereof), sequences and procedures, the use of Hazardous Materials and the hiring, termination and contracting for and supervision of and payment for labor, personnel and services with respect to the construction of the Facility. Construction Agent acknowledges and agrees that, until such time as Owner or its designee has taken possession of the Facility through the exercise of remedies under the Operative Documents or pursuant to a return of the Facility to Owner or its designee permitted under the Operative Documents, as between Owner and Construction Agent,  Construction Agent will have at all times sole dominion over and control of the Facility and the Site and that Construction Agent will bear or cause General Contractor to bear all responsibility for injuries and mishaps to third parties and their property on the Site.

(c)        All fees and expenses of Lessee under any Operative Document which are of the type included in the Construction Budget shall be paid or reimbursed through Advances as provided in the Participation Agreement.

SECTION 2.6.            Construction Budget.

At least ten (10) days prior to the Closing Date, Construction Agent shall prepare and deliver, or cause to be prepared and delivered, to the Agents, the Participants and the Construction Consultant, the Construction Budget for the Facility, setting forth in reasonable detail the budget for the Construction of the proposed Facility on the Site in accordance with the preliminary Plans and Specifications and all related costs including, without limitation, the Carrying Costs and Transaction Costs expected to accrue during the Construction Period and other Construction Costs. Such Construction Budget shall include a line item for the amount of any insurance deductible applicable to the insurance required by the Construction Period Insurance Requirements. Construction Agent shall cause the Construction Budget to be updated as necessary to reflect any changes in any updated or otherwise modified Plans and Specifications delivered in accordance with Section 2.7(o), and shall deliver such updated Construction Budget promptly to the Administrative Agent and the Construction Consultant. The Construction Budget, together with the previously incurred capitalized costs, shall not exceed the Commitment Amount. The Construction Budget shall be approved by Owner, such approval not to be unreasonably withheld, on or prior to the first Advance Date. The funding of the Advance by Owner as of the Closing Date shall be evidence of Owner’s approval of the Construction Budget.

SECTION 2.7.            Covenants of Construction Agent.

Construction Agent hereby covenants and agrees that with respect to the Leased Property and the Site it will:

(a)        promptly notify the Administrative Agent and the Construction Consultant of (i) any defaults, failures to perform or termination notices under any Major Construction Document to which  Construction Agent is a party, (ii) any defaults, failures to perform or termination notices under any Major Construction Document to which Construction Agent is not a party and of which Construction Agent has knowledge, (iii) any material defaults or material failures to perform under any other Construction Document to which Construction Agent is a party and, for such Construction Documents to which Construction Agent is not a party, of any such defaults and failures of which Construction Agent has knowledge, (iv)  any Force Majeure Event and (v) Completion;

(b)        provide (i) the Agents, the Participants and the Construction Consultant reasonable access to the Facility, the Site and to all construction records necessary to confirm compliance with this Agreement and the other Operative Documents during normal business hours, at reasonable intervals and with reasonable prior notice to Construction Agent, subject to reasonable safety and confidentiality requirements of Construction Agent and (ii) the Construction Consultant with access to scheduled meetings of the Construction Agent with the Developer, the General Contractor, and/or any subcontractors;

(c)        cause all Liens (including, without limitation, Liens or claims for materials supplied or labor or services performed in connection with the construction of the Facility), other than Permitted Liens, to be discharged (or if contested in accordance with Section 9.5 of the Lease to be bonded) with proceeds of Advances;

(d)        comply with, or cause General Contractor or the Developer to comply with, the insurance requirements set forth in Schedule 2.7(d) hereto. The costs of all such insurance coverage shall be provided for as a separate category of Construction Costs in the Construction Budget and paid for with Advances. In addition, Construction Agent will cause General Contractor or the Developer, as applicable, to monitor the compliance of each subcontractor with the insurance required pursuant to their applicable subcontracts;

(e)        cause Construction of the Facility to be prosecuted diligently and without undue and unscheduled interruption (except to the extent due to a Force Majeure Event) substantially in accordance with the Plans and Specifications and within the Construction Budget (in each case, as supplemented or amended pursuant to Section 3.2) and cause the Completion Date to occur on or before the Construction Period Termination Date;

(f)        at least three (3) Business Days prior to the Demolition Date, deliver a notice of the Demolition Date to the Administrative Agent and, thereafter on or one (1) Business Day prior to the Demolition Date, cause Building 1 to be deeded to Owner and to be razed and cause (notwithstanding any Alterations or other additions to or changes to the Facility at any time, as more fully described in the Plans and Specification) the Facility to be constructed on the Site as two three-story office buildings, each consisting of approximately 125,000 square feet of Class A office space, and approximately 1,016 surface parking stalls including all buildings, structures, fixtures, Equipment, personal property, roadways and other improvements of every kind constructed and purchased at any time and from time to time on or under the Site pursuant to the Construction and Development Agreement with amounts advanced by Owner pursuant to the Participation Agreement;

(g)        at all times maintain the Facility under construction in such a way that (i) the Facility under construction meets the standards required to be met under Applicable Laws and Regulations and under the insurance policies required under the Construction Period Insurance Requirements, (ii) when Complete, the Facility and the Site comply with all local ordinances, rules and regulations including applicable zoning regulations, and (iii) it does not constitute an unreasonable danger to persons or things;

(h)        ensure that each Major Construction Document will be entered into by Construction Agent and/or the Developer, consistent with the Plans and Specifications, and also ensure that such Major Construction Documents contain warranties substantially in accordance with customary industry practice;

(i)         ensure that each Major Construction Document or the Consent and Acknowledgment with respect to the applicable Major Construction Document will explicitly provide that the rights of Construction Agent regarding such Major Construction Document can be assigned and pledged without consent of the counterparty thereto;

(j)         deliver to the Administrative Agent and the Construction Consultant a copy of each Major Construction Document promptly upon the execution of such Major Construction Document by all parties thereto;

(k)        (i) provide the Participants and the Construction Consultant with advance notice, together with a copy, of any proposed Change Order under any Construction Document that would increase the total amount payable under such Construction Document by more than the higher of $200,000 and ten percent (10%) of the original total amount payable under such Construction Document (in the aggregate with all prior and concurrent Change Orders with respect to such Construction Document) or which otherwise requires Owner’s consent pursuant to Section 3.2 hereof, and (ii) prior to agreeing to any such Change Order referenced in the foregoing subsection (i), Construction Agent will certify to the Participants and the Construction Consultant to the matters referenced in Section 3.1(e) of the Participation Agreement;

(l)         cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as any Participant reasonably may request from time to time in order to carry out more effectively the intent and purposes of this Agreement and the other Operative Documents and the Overall Transaction. Owner, Lessee and Construction Agent,  the cost of which shall be paid as a Transaction Cost or a Construction Cost, as applicable, will cause all financing statements (including precautionary financing statements), fixture filings, mortgages and other documents to be recorded or filed at such places and time in such manner as may be required by Applicable Laws and Regulations, and will take all such other actions or cause such actions to be taken, as may be necessary or as may be reasonably requested by the Administrative Agent or the Participants in order to establish, preserve, protect and (if applicable under Applicable Laws and Regulations) perfect the interests of Owner in the Construction Documents, the Lien of Owner in the Lessee Collateral and any Participant’s rights under this Agreement and the other Operative Documents;

(m)       to ensure its compliance with Section 2.7(g) hereof, observe and comply with a heightened standard of care if a change in Applicable Laws and Regulations after the Closing Date would require a heightened standard of care in order to comply with such covenant at all times, including the execution of amendments of such covenant from time to time upon the reasonable request of Owner in order to more fully give effect to the foregoing agreement;

(n)        ensure that the construction, maintenance and operation of the structures constituting part of the Leased Property at any time will be done in such a manner that such structures will meet the standards which, in the given circumstances, they may be expected to meet so as not to constitute an unreasonable danger to persons or things;

(o)        promptly after becoming available from Construction Agent’s vendors or preparation by Construction Agent, deliver copies of the Plans and Specifications for the Facility and the Offsite Plans and Specifications to the Administrative Agent and the Construction Consultant. Within thirty (30) days after the end of each calendar quarter following such delivery, Construction Agent will update the copy of the Plans and Specifications and Offsite Plans and Specifications to reflect any modifications made thereto during such calendar quarter and will deliver such update to the Construction Consultant. Within ten (10) days of receipt thereof, the Construction Consultant shall certify to the Administrative Agent and Participants that, based on such update, (x) the aggregate Commitments of the Rent Assignees and the Owner are sufficient to Complete the Facility and to pay all Construction Costs, in each case on or before the Construction Period Termination Date; and (y) Completion of the Facility can be achieved before the Construction Period Termination Date.  Promptly after becoming available from the City of San Diego (and in any event prior to commencing construction of any Facility improvements), Construction Agent shall deliver copies of a zoning letter from the City of San Diego with respect to the Site, specifying the zoning designations applicable thereto.  Notwithstanding the foregoing, (i) Construction Agent will cause all Plans and Specifications for the Facility to be delivered to the Administrative Agent and the Construction Consultant by the completion of the engineering phase of the planning for Construction and (ii) at least five (5) Business Days prior to the commencement of Construction of any portion of the Facility, Construction Agent will cause all Plans and Specifications for such portion of the Facility to be delivered to the Administrative Agent and the Construction Consultant;

(p)        not agree to any Material Modification of any Major Construction Document (or any series of changes which, taken in the aggregate, amounts to a Material Modification) or termination of any Major Construction Document, in each case without the consent of the Administrative Agent acting upon the direction of the Required Participants;

(q)        provide to the Administrative Agent and Construction Consultant promptly upon receipt thereof, copies of all notices and other correspondence received by Construction Agent from any Authority and any relating to the remediation of any Environmental Violations related to the Site or the Facility;

(r)        take all necessary actions required to remediate any soil contamination related to the Site or the Facility to the extent required by Applicable Laws and Regulations on or before the Completion Date; provided, that in no event shall the failure of Construction Agent to satisfy the terms of this Section 2.7(r) be deemed to prevent the Completion Date from having occurred;

(s)        If at any time prior to the Completion Date an Environmental Violation shall occur that is not contemplated to be remediated pursuant to the Remediation Plan, Construction Agent shall give Administrative Agent and Construction Consultant prompt written notice of such occurrence and the date thereof. Following the occurrence of such Environmental Violation, Construction Agent shall apply all funds received by Construction Agent from any Authority, insurer or other third-party which are given with the intent that they be applied to remediate any Environmental Violation in or around the Site or relating to the Facility for such intended purposes. Further, Construction Agent shall not apply any such funds in a manner which unduly discriminates against the Site in favor of any other parcels which may be owned by Construction Agent or any of its Affiliates; and

(t)         comply with or cause to be complied with each of the following provisions of the Lease at all times prior to the Base Term Commencement Date notwithstanding the fact that any of the following provisions in the Lease and Memorandum of Lease may indicate that such provisions are only applicable during the Lease Term (excluding the Construction Period) (and Construction Agent hereby acknowledges and agrees that all such provisions shall be operative as to it to the same extent as Lessee and its records and shall be effective from and after the date hereof whether or not the Base Term Commencement Date shall have occurred):  Sections 2.1, 3.1, 4.2, 4.3, 4.4, 7.1, 8.1, 8.2, 9.1, 10.2, 13.4, 13.9, 18.4 and Articles VI, XII, XV, XVI and XXIII of the Lease and Sections 6, 7, 13 and 29 of the Memorandum of Lease; provided, however, that, notwithstanding anything to the contrary set forth in this Agreement or in any of the Operative Documents, prior to the Base Term Commencement Date, the costs and expenses of complying with the foregoing obligations and under Section 2.7 shall be solely funded with Advances and insurance proceeds, as applicable, pursuant and subject to the terms and conditions of Article III of the Participation Agreement and Construction Agent’s obligation to pay for such amounts is limited to the extent Advances and insurance proceeds, as applicable, are available. Prior to the Base Term Commencement Date, Construction Agent may exercise the rights set forth in Sections 3.2 and 9.5 of the Lease subject to the terms and conditions set forth in such section provided, that, no such contest, challenge, appeal, proceeding, waiver, extension, forbearance or noncompliance shall result in a delay in the Completion Date beyond the Construction Period Termination Date. As a condition to any such contest, challenge, appeal, proceeding, waiver, extension, forbearance or noncompliance, Construction Agent shall demonstrate that there are sufficient contingency reserves in the Construction Budget set aside for such purposes.

SECTION 2.8.            Governmental Approvals.

As of the date of the Closing Date and each Advance Date, Construction Agent hereby represents and warrants that, other than with respect to environmental matters, the representations of which are treated exclusively in Section 4.1(e) of the Participation Agreement, the list of Governmental Actions set forth as Schedule 1 hereto, as it may be amended from time to time, lists all material Governmental Actions necessary in connection with the construction of the Facility. Notwithstanding the foregoing, as of the date of the Closing Date and each Advance Date,  Construction Agent hereby further represents and warrants that (a) the application and submission for approval of any and all Governmental Actions of all types necessary from time to time in order to Complete the Facility is in the exclusive control of Construction Agent or a Cubic Person; (b) Construction Agent has undertaken and completed sufficient diligence with respect to the Facility to have ascertained all Governmental Actions necessary from time to time to Complete the Facility; and (c) Construction Agent has no Actual Knowledge of any impairment in its ability to obtain all necessary Governmental Actions from time to time necessary to Complete the Facility on or prior to the Construction Period Termination Date within the remaining Available Commitment of the Participants.

ARTICLE III

FACILITY

SECTION 3.1.            Construction.

Construction Agent shall, in compliance with this Agreement, within the Construction Budget and in all material respects in compliance with the Plans and Specifications (in each case as supplemented or amended pursuant to Section 3.2 below), cause the Facility to be constructed, equipped, maintained and used on the Site, in accordance with the Construction Documents, all Applicable Laws and Regulations and all Construction Period Insurance Requirements.

SECTION 3.2.            Amendments; Modifications; Supplements.

Construction Agent may, subject to the conditions, restrictions and limitations set forth herein and in the other Operative Documents, at any time during the Construction Period amend or modify (it being understood that any Change Order will be an amendment subject to this Section 3.2 and such Change Orders may be referred to hereinafter in this Section 3.2 as the applicable Change Orders) the Construction Documents, the Plans and Specifications and individual line items in the Construction Budget without the consent of Administrative Agent, acting upon the direction of the Required Participants, provided, however, that (a) the Current Change Orders, individually and in the aggregate, after giving effect thereto, will not (i) materially diminish:  (A) the utility, useful life or functional capability of the Facility as two Class A office buildings when Completion has been effected; (B) the expected Fair Market Value of the Facility as of the Construction Period Termination Date; or (C) the expected Fair Market Value of the Facility as of the Maturity Date; (ii) cause the remaining Available Commitment of the Participants to be insufficient to Complete the Facility; or (iii) delay Completion beyond the Construction Period Termination Date;  (b) funds for the Current Change Orders are available from the unused Aggregate Contingency Amount (subject to the requirement for Administrative Agent’s consent, if applicable, as referenced in subsection (d) below); (c) in the aggregate respecting any particular Major Construction Document, the cost of all Current Change Orders under such Major Construction Document, when aggregated with the cost of all prior Change Orders under such Major Construction Document, does not exceed the higher of $200,000 and ten percent (10%) of the original total amount payable under such Major Construction Document (in the aggregate with all prior and concurrent Change Orders with respect to such Construction Document); and (d) in the aggregate respecting all Construction Documents, the Construction Budget and the Plans and Specifications, the cost of all Current Change Orders, when aggregated with the cost of all prior Change Orders, does not exceed an amount equal to the Permitted Excess Amount unless the Administrative Agent, acting upon the direction of the Required Participants, has provided its prior written consent to each such additional Current Change Order causing such amount to exceed the Permitted Excess Amount, (as the applicable Change Orders shall be attached to the Advance Certificates delivered from time to time and the foregoing matters regarding the applicable Change Orders shall be certified by Construction Agent in such Advance Certificates, all pursuant to Section 3.1(e) of the Participation Agreement). Regardless of whether the consent of Administrative Agent is required,  Construction Agent shall provide to the Administrative Agent and the Construction Consultant a reconciliation of the Construction Budget and such additional details or documentation as any such Person may reasonably request.

SECTION 3.3.            Casualty, Condemnation and Force Majeure.

(a)        If at any time prior to the Completion Date a Casualty, Condemnation, Force Majeure Event, Event of Loss or Event of Taking shall occur, Construction Agent shall give Administrative Agent and Construction Consultant prompt written notice of such occurrence and the date thereof.

(i)         If such a Casualty, Condemnation or Force Majeure Event shall occur then, except to the extent such Force Majeure Event constitutes an Event of Loss or Event of Taking and then as otherwise provided in Section 3.3(a)(ii) below, in each case Construction Agent shall (x) as soon as practicable after such Casualty, Condemnation or Force Majeure Event, subject to receipt of Advances hereunder and the awards or proceeds relating to such Condemnation or Casualty, as applicable, from Administrative Agent, repair and rebuild the affected portions of the Leased Property suffering such Casualty, Condemnation or Force Majeure Event (or cause such affected portions to be repaired and rebuilt) to the condition it was immediately prior to the occurrence of such Casualty, Condemnation or Force Majeure Event, and (y) promptly and diligently Complete the Facility in accordance with the terms hereof, and cause the Completion Date to occur on or prior to the Construction Period Termination Date; provided, that the Administrative Agent shall be entitled to receive all awards, property and builder’s risk insurance proceeds and other proceeds with respect to such Casualty, Condemnation or Force Majeure Event and, to the extent Construction Agent receives any such amounts, Construction Agent shall promptly remit the same to the Administrative Agent; provided further, that the cost of any such repair or rebuilding shall be financed with the proceeds of any insurance and condemnation awards received by the Administrative Agent with respect to such Casualty, Condemnation or Force Majeure Event, as applicable, and Advances from Owner.

(ii)       If an Event of Taking shall occur, this Agreement and the Lease shall terminate, subject to Participants’ rights under the Operative Documents with respect to any existing Construction Event of Default. Upon such occurrence of an Event of Taking, the Administrative Agent shall be entitled to receive all condemnation awards, property and builder’s risk insurance proceeds and other awards and proceeds with respect to such Event of Taking and to the extent Construction Agent receives any such amounts, Construction Agent shall promptly remit the same to the Administrative Agent. Upon such termination of this Agreement and the Lease, the Administrative Agent shall be entitled to retain any and all such awards and proceeds, up to but not exceeding the Purchase Amount, with any excess of such awards or proceeds being paid to Construction Agent and any deficiency being paid by Construction Agent to Administrative Agent up to the Construction Recourse Amount unless such Event of Taking is due solely to a Force Majeure Event in which case Owner shall have no further recourse to Construction Agent;  provided, that this limitation shall not affect Lessee’s indemnification liability under Sections 7.1(f)(i)(B)(1) and (2) of the Participation Agreement or other liabilities hereunder or under the other Operative Documents during the continuance of an Event of Default; provided, further, that this limitation shall not affect the Participants’ rights with regard to the Leased Property.

If an Event of Loss shall occur, Owner may elect to terminate this Agreement and the Lease, subject to clause (iv) below and Owner’s rights under the Operative Documents with respect to any existing Construction Event of Default. Upon such occurrence of an Event of Loss, Owner shall be entitled to receive all awards, property and builder’s risk insurance proceeds and other awards and proceeds with respect to such Event of Loss and to the extent Construction Agent receives any such amounts, Construction Agent shall promptly remit the same to Owner.  Owner may retain all such amounts, up to but not exceeding the Purchase Amount, with any excess of such proceeds being paid to Construction Agent and any deficiency being paid by Construction Agent to Owner up to the Construction Recourse Amount unless such Event of Loss is due solely to a Force Majeure Event in which case Owner shall have no further recourse to Construction Agent;  provided, that this limitation shall not affect Lessee’s indemnification liability under Sections 7.1(f)(i)(B)(1) and (2) of the Participation Agreement or other liabilities hereunder or under the other Operative Documents during the continuance of a Construction Event of Default; provided, further, that this limitation shall not affect Participants’ rights with regard to the Leased Property.

(iii)      Upon receipt by the Administrative Agent of such condemnation or other awards of proceeds and other sums payable under Section 3.3(a)(ii) hereof, this Agreement and the Lease shall terminate, subject to the Participants’ rights under the Operative Documents with respect to any existing Construction Event of Default; provided, that this limitation shall not affect Lessee’s indemnification liability under Sections 7.1(f)(i)(B)(1) and (2) of the Participation Agreement; provided, further, that this limitation shall not affect the Participants’ rights with regard to the Leased Property. Upon the Administrative Agent’s receipt of such awards, proceeds and/or sums equal to the Purchase Amount and application thereof under Article X of the Participation Agreement,  Owner will transfer the Leased Property (including all rights under the Ground Lease) and all rights to any remaining proceeds and awards to Lessee or its designee in accordance with Section 23.11 of the Lease.

(iv)       Notwithstanding Owner’s election to terminate this Agreement and the Lease with respect to an Event of Loss, so long as no Construction Default, Construction Event of Default or Event of Taking shall have occurred, Construction Agent may elect to Complete the Facility and continue this Agreement and the Lease by written notice thereof to Owner within thirty (30) days of such Event of Loss provided (A) Construction Agent delivers a certificate from a Responsible Officer of Construction Agent certifying that the remaining Available Commitment of the Participants (taking into account any approved requests under Section 2.2(c) of the Participation Agreement), together with the proceeds of any property and builder’s risk insurance received by the Administrative Agent or payable as a result of such Event of Loss, is sufficient to effect repair and restoration of the Leased Property as a result thereof and Complete the Facility and that Completion will occur in accordance with the Construction Budget on or prior to the Construction Period Termination Date (as it may be modified pursuant to Section 2.3(d) of the Participation Agreement), (B) the Construction Consultant certifies in writing to the Participants that the representation set forth in (A) above is true and correct and (C) in the case of any Force Majeure Event, the consent of the Administrative Agent is obtained. In such case, Construction Agent shall continue to cause the Facility to be constructed in accordance with this Agreement and other Operative Documents.

(b)        Following an Event of Loss (so long as Owner does not elect to terminate this Agreement and the Lease as a result thereof), Casualty, Condemnation or Force Majeure Event, and provided that no Construction Default, Construction Event of Default or Event of Taking shall have occurred and be continuing, (i) this Agreement and the Lease shall continue, (ii) Construction Agent shall (x) as soon as practicable after such Event of Loss, Casualty, Condemnation or Force Majeure Event, repair and rebuild the affected portions of the Leased Property suffering such Event of Loss, Casualty, Condemnation or Force Majeure Event (or cause such affected portions to be repaired and rebuilt) to the condition it was immediately prior to the occurrence of such Event of Loss, Casualty, Condemnation or Force Majeure Event, and (y) promptly and diligently Complete the Facility, and cause the Completion Date to occur on or prior to the Construction Period Termination Date in accordance with the Construction Budget; provided, that the cost of any such repair or rebuilding shall be financed with the proceeds of any insurance received by the

Administrative Agent with respect to such Event of Loss, Casualty, Condemnation or Force Majeure Event and Advances from the Participants (subject to satisfaction of the conditions, restrictions and limitations contained in this Agreement and the other Operative Documents with respect to the funding of Advances), and (iii) all such condemnation awards and insurance proceeds shall be used or made available to Construction Agent to be used (together with the remaining undisbursed portion of the Commitment Amount) to pay costs actually incurred by Construction Agent to restore the Leased Property to the condition it was immediately prior to the occurrence of such Event of Loss, Casualty, Condemnation or Force Majeure Event.

(c)        In the event any part of the Leased Property becomes subject to condemnation or requisition proceedings during the Construction Period, to the extent permitted by any Applicable Laws and Regulations, Owner shall be entitled to control such negotiations in consultation with Construction Agent, at Construction Agent’s expense; provided, that no settlement will be made without Construction Agent’s prior written consent, not to be unreasonably withheld. Construction Agent shall give to Owner such information, and copies of such documents, which relate to such proceedings, or which relate to the settlement of amounts due under insurance policies required by Section 2.7(d), and are in the possession of Construction Agent, as are reasonably requested by Owner. If the proceedings relate to an Event of Taking, Construction Agent shall act diligently in connection therewith. Nothing contained in this Section 3.3(c) shall diminish Owner’s rights with respect to condemnation awards or proceeds and property insurance proceeds under Section 3.3(a).

(d)        Liquidated damages which are payable pursuant to any terms of a Major Construction Document shall be paid to the Administrative Agent and applied, provided no Construction Default or Construction Event of Default shall have occurred and be continuing, first to pay any increased Construction Costs arising as a direct or indirect result of any Force Majeure Event, then to pay any other Construction Costs arising as a result of the terms of such Major Construction Document including any increased Carrying Costs and then in accordance with Section 10.2(b) of the Participation Agreement.

SECTION 3.4.      Environmental Matters.

Construction Agent shall promptly and diligently and in material accordance with Applicable Laws and Regulations commence and complete any response, clean up, remedial or other action necessary to remove, clean up or remediate any Environmental Violation with respect to the Leased Property or the Site to the extent required of Construction Agent or any Participant in order to comply with Applicable Laws and Regulations. Construction Agent shall, upon completion of remedial action by Construction Agent (i) with respect to any Material Environmental Violation described in clause (ii) of the definition thereof, cause to be prepared by a Responsible Officer of Construction Agent a certificate describing in sufficient detail such Environmental Violation and the actions taken by Construction Agent (or its agents) in response to such Environmental Violation and a statement of such Responsible Officer of Construction Agent that such Environmental Violation has been remedied in compliance in all material respects with Applicable Laws and Regulations and (ii) with respect to any other Material Environmental Violation, cause to be prepared by the Environmental Expert a report describing in sufficient detail such Environmental Violation and the actions taken by Construction Agent (or its agents) in response to such Environmental Violation, and a statement by the Environmental Expert that the Environmental Violation has been remedied in compliance in all material respects with Applicable Laws and Regulations. Except to the extent remediation thereof is included in the Construction Budget, each Environmental Violation shall be remedied at Construction Agent’s sole cost and expense prior to the Completion Date; provided, that if remedying such Environmental Violation requires continued operation of a remediation system or monitoring of testing wells or similar ongoing testing, Construction Agent shall have access at reasonable times and shall remain obligated to perform such actions, unless Owner, in its sole and absolute discretion, notifies Construction Agent to terminate such actions. Nothing in this Section 3.4 shall reduce or limit Construction Agent’s obligations under Article VII of the Participation Agreement (which obligations shall include any Claims arising from such actions).

ARTICLE IV

PAYMENT OF FUNDS

SECTION 4.1.            Funding of Construction Costs.

(a)        During the Construction Period, Construction Agent shall request that Owner advance funds for the payment of Construction Costs and Owner will comply with such request, in each case, to the extent provided for under, and subject to the conditions, restrictions and limitations contained in, this Agreement and the Participation Agreement with respect to the funding of Advances. Construction Agent and Owner acknowledge and agree that Construction Agent’s right to request funds and Owner’s obligation to advance funds for the payment of the Construction Costs are subject in all respects to the terms and the conditions hereof and of the Participation Agreement and the other Operative Documents.

(b)        The proceeds of any funds made available to Owner or Administrative Agent for Construction Costs shall be made available to Construction Agent in accordance with the Advance Request relating thereto and subject to the terms and conditions hereof and of the Participation Agreement. Construction Agent will use such proceeds only to reimburse itself or pay for the Construction Costs set forth in the Advance Request relating to such funds. Specifically, but without limitation, no Advances shall be used for general corporate purposes of Construction Agent or any Affiliate thereof.

ARTICLE V

CONSTRUCTION EVENTS OF DEFAULT

SECTION 5.1.            Construction Events of Default.

If any one or more of the following events (each a “Construction Event of Default”) shall occur:

(a)        the Completion Date shall fail to occur, for any reason, on or prior to the Construction Period Termination Date or Construction Agent suspends its Construction of the Facility for a period of thirty (30) days or longer;

(b)        subject to Construction Agent’s right to request an extension of the Completion Date or increase of the amount of Available Commitment under the Participation Agreement, at any time, (i) the remaining Available Commitment of the Participants is not sufficient to (A) Complete the Facility on or before the Construction Period Termination Date or (B) pay all Construction Costs or (ii) Construction of the Facility in accordance with this Agreement and the other Operative Documents cannot be completed for any reason on or prior to the Construction Period Termination Date;

(c)        Construction Agent fails to apply Advances to the payment of Construction Costs;

(d)        any Cubic Person commits any fraud, misapplication of funds, illegal acts or willful misconduct in any way relating to the Leased Property, the Overall Transaction or that results in a Material Adverse Effect;

(e)        Construction Agent shall fail, or fail to cause General Contractor and/or Developer, as applicable, to maintain insurance as required by Section 2.7(d) hereof;

(f)        Construction Agent shall fail in any respect to observe or perform any other term, covenant or condition of this Agreement (except those specified in clauses (a) through (e) above), and such failure shall remain uncured for a period of thirty (30) days after the earlier of the date Construction Agent has actual knowledge thereof or receipt of written notice thereof by Construction Agent; or

(g)        any Event of Default shall have occurred and be continuing;

then, in any such event, the Administrative Agent acting upon the direction of the Required Participants may, in addition to the other rights and remedies provided for in this Article V and under the Lease, immediately terminate this Agreement by giving Construction Agent written notice of such termination, and upon the giving of such notice, this Agreement shall terminate provided, however, that this Agreement shall terminate immediately without notice and the aggregate outstanding Lease Balance, any Break Amount and all other amounts payable by Construction Agent hereunder, shall become immediately due and payable without demand therefor, upon the occurrence of an Event of Default described in paragraphs (h) or (i) of Article XVII of the Lease. Upon termination of this Agreement, all rights of Construction Agent and all obligations of Owner under this Agreement shall cease. Subject to Section 5.3(c) hereof, Owner may demand that the aggregate outstanding Lease Balance, any Break Amount and all other amounts payable by Construction Agent hereunder to be immediately due and payable and Owner shall be entitled to recover from Construction Agent, and Construction Agent shall pay upon such demand, all costs, expenses, losses, expenditures and damages (including, without limitation, attorneys’ fees and expenses) incurred by or on behalf of Owner in connection with any

Construction Event of Default and such obligations shall survive any termination of this Agreement.

SECTION 5.2.            Survival.

The termination of this Agreement pursuant to Sections 5.1 or 5.3 shall in no event relieve Construction Agent of its liability and obligations hereunder or under any other Operative Document which accrued prior to such termination, all of which shall survive any such termination.

SECTION 5.3.            Remedies; Remedies Cumulative.

(a)        Upon the occurrence of a Construction Event of Default, at Owner’s option and without limiting Owner in the exercise of any other right or remedy Owner may have on account of such default (including, without limitation, any rights or remedies under the Lease and the other Operative Documents all of which are hereby incorporated by reference) and without any further demand or notice, the Administrative Agent acting upon the direction of the Required Participants may take any of the following actions to the fullest extent permitted by Applicable Law and Regulations, either individually or in combination with any other such remedy:

(i)         exercise any and all rights and may pursue any and all remedies provided to it in the Lease, the terms and provisions of which are incorporated herein by this reference;

(ii)       replace Construction Agent and cause construction of the Facility to be completed and require Construction Agent to pay to Owner any damages as a result thereof;

(iii)      require Construction Agent to complete construction of all or part of the Facility (as determined by the Required Participants) with Advances and require Construction Agent to pay to the Participants any damages as a result thereof;

(iv)       terminate this Agreement and/or the Lease and/or terminate the Commitments for the Construction of the Facility;

(v)        exercise any and all of its rights under the Construction Documents including foreclosure on such Construction Documents pursuant to the Assignment of Contracts or otherwise and/or continue to make any or all payments thereunder (including on an accelerated basis), in each case, as determined by the Required Participants;

(vi)       exercise any other right or remedy that may be available to it under Applicable Laws and Regulations or in equity, or proceed by appropriate court action (legal or equitable) to enforce the terms or to recover damages for the breach hereof; and

(vii)     exercise any and all of its rights under the Operative Documents (including the right to accelerate the Lease Balance and all other amounts due and payable under the Operative Documents) in accordance with the terms thereof.

(b)        To the extent permitted by, and subject to the mandatory requirements of, Applicable Laws and Regulations, each and every right, power and remedy herein specifically given to Owner or otherwise in this Agreement or in any other Operative Document shall be cumulative and shall be in addition to every other right, power and remedy herein specifically given or now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by Owner, and the exercise or the beginning of the exercise of any power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy. No delay or omission by Owner in the exercise of any right, power or remedy or in the pursuit of any remedy shall impair any such right, power or remedy or be construed to be a waiver of any default on the part of Construction Agent or be an acquiescence therein. Owner’s consent to any request made by Construction Agent shall not be deemed to constitute or preclude the necessity for obtaining Owner’s consent, in the future, to all similar requests. No express or implied waiver by Owner of any Construction Event of Default shall in any way be, or be construed to be, a waiver of any future or subsequent Construction Event of Default. To the extent permitted by Applicable Laws and Regulations, Construction Agent hereby waives any rights now or hereafter conferred by statute or otherwise that may require Owner to sell, lease or otherwise use the Leased Property or any part thereof in mitigation of Owner’s damages upon the occurrence of a Construction Event of Default or that may otherwise limit or modify any of Owner’s rights or remedies under this Article V.

(c)        Notwithstanding anything set forth herein or in the other Operative Documents to the contrary, during the Construction Period, the aggregate amount payable by Construction Agent on a recourse basis under this Article V shall be subject to the limitations on recourse liability set forth in Section 18.5 of the Lease subject to the rights and remedies of Owner and the Indemnitees set forth therein.

(d)        So long as Owner has not exercised any other remedy inconsistent therewith, Construction Agent shall be obligated to purchase the Leased Property for the Purchase Amount automatically and without notice or demand therefor upon the occurrence of any Event of Default described in clauses (h) or (i) of Article XVII of the Lease. Upon receipt of the Purchase Amount, the Leased Property together with all of Owner’s rights to all insurance proceeds (other than any liability insurance proceeds) and condemnation awards shall be transferred to Construction Agent (or its designee) pursuant to Section 23.11 of the Lease.

(e)        All payments received and amounts held or realized by Owner at any time when a Construction Event of Default shall be continuing and after the Lease Balance shall have been accelerated pursuant to this Section 5.3 as well as all payments or amounts then held or thereafter received by Owner (except for rents received by Owner from subletting pursuant to Section 18.1(a)(vii) of the Lease, which shall be distributed as set forth therein) and the proceeds of sale pursuant to Section 18.1(a)(iii)(B)(2) of the Lease shall be distributed forthwith upon receipt by Owner in accordance with Article X of the Participation Agreement.

(f)        Construction Agent acknowledges that Owner has, as security for its obligations under the Rent Assignment Agreements and the other Operative Documents, among other grants, collaterally assigned its rights hereunder to the Collateral Agent and Administrative Agent and Construction Agent agrees that certain rights and remedies set forth herein are exercisable by the Administrative Agent as applicable.

SECTION 5.4.      Surrender and Return.

(a)        Upon the early termination of this Agreement, Construction Agent shall peaceably leave and surrender and return the Leased Property to Owner and Construction Agent shall remove from the Leased Property on or prior to such expiration or earlier termination all property situated thereon which is not the property of Owner and Construction Agent shall repair any damage caused by such removal. Property not so removed shall become the property of Owner and Owner may cause such property to be removed from the Leased Property and disposed of, and Construction Agent shall pay (without right of reimbursement out of gross sale proceeds) the reasonable cost of any such removal and disposition and of repairing any damage caused by such removal.

(b)        Except for surrender upon the earlier termination hereof, no surrender to Owner of the Lease or of the Leased Property shall be valid or effective unless agreed to and accepted in writing by Owner.

(c)        Without limiting the generality of the foregoing, upon the surrender and return of the Leased Property to Owner pursuant to this Section 5.4, the Leased Property shall be (x) capable of being immediately utilized by a third-party purchaser or third-party lessee without further inspection, alterations, licenses, permits, or approvals, except for any of the foregoing required solely by virtue of the change in ownership (other than to Owner), use or occupancy of the Leased Property, (y) in accordance and compliance with all Applicable Laws and Regulations including, without limitation, any of the foregoing required by virtue of a change in ownership, use or occupancy of the Leased Property other than to Construction Agent, and (z) legally subdivided and free and clear of any Lien other than Permitted Liens. Until the Leased Property has been surrendered and returned to Owner in accordance with the provisions of this Section 5.4 and subject to the other provisions of Article V hereof, Construction Agent shall continue to be responsible for all Carrying Costs, Transaction Costs and Supplemental Rent due hereunder.

(d)        Construction Agent acknowledges and agrees that a breach of any of the provisions of this Section 5.4 may result in damages to Owner that are difficult or impossible to ascertain and that may not be compensable at law. Accordingly, upon application to any court of equity having jurisdiction over the Leased Property or Construction Agent,  Owner shall be entitled to a decree against Construction Agent requiring specific performance of the covenants of Construction Agent set forth in this Section 5.4.

ARTICLE VI

CONSTRUCTION FEE

As consideration for and as an inducement to Construction Agent entering into this Agreement, so long as no Default or Construction Event of Default shall have occurred and be continuing, Construction Agent will be entitled to, and Owner shall pay to Construction Agent on each Advance Date (to and including the Completion Date), a construction supervisory fee (the “Construction Fee”) in an amount equal to $250 per Advance funded in connection with the Advance funded on such Advance Date.

ARTICLE VII

OWNER’S RIGHTS

SECTION 7.1.            Owner’s Right to Cure Construction Agent’s Defaults.

Owner, without waiving or releasing any obligation or Construction Event of Default, may (but shall be under no obligation to) remedy any Construction Event of Default for the account of and at the sole cost and expense of Construction Agent and in furtherance of such right, Owner may make Advance Requests and otherwise exercise all rights and perform all duties of Construction Agent and Lessee hereunder and under the Participation Agreement with respect to the construction of the Facility. All out of pocket costs and expenses so incurred (including fees and expenses of counsel), together with interest thereon at the Overdue Rate from the date on which such sums or expenses are paid by Owner shall be paid by Construction Agent to Owner on demand, provided that any such expenses shall be subject to the limitations on recourse liability set forth in Section 5.3 hereof and, if applicable, in Section 3.3 hereof.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1.            Notices.

All notices, consents, directions, approvals, instructions, requests, demands and other communications required or permitted by the terms hereof to be given to any Person shall be given in writing in the manner provided in, shall be sent to the respective addresses set forth in, and the effectiveness thereof shall be governed by the provisions of, Section 9.3 of the Participation Agreement.

SECTION 8.2.            Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of Owner,  Construction Agent and their respective successors and assigns provided, however, that Construction Agent shall not assign any of its rights (except pursuant to Article XII of the Lease) or, except as permitted by Sections 2.4, 2.6 and 2.7 hereof, delegate any of its duties or obligations under this Agreement without the prior written consent of Owner, which consent may be granted or withheld in Owner’s sole and absolute discretion.

SECTION 8.3.            Governing Law.

THIS AGREEMENT HAS BEEN DELIVERED IN, AND SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF, THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES (EXCEPT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW), INCLUDING ANY MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, EXCEPT TO THE EXTENT THAT THE LAWS OF THE STATE WHERE THE SITE IS LOCATED ARE REQUIRED TO APPLY.

SECTION 8.4.            Amendments and Waivers.

Owner and Construction Agent may from time to time, enter into written amendments, supplements or modifications hereto.

SECTION 8.5.            Counterparts.

This Agreement may be executed on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

SECTION 8.6.            Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 8.7.            Headings and Table of Contents.

The headings and table of contents contained in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

SECTION 8.8.            Submission to Jurisdiction.

EACH OF CONSTRUCTION AGENT AND OWNER IRREVOCABLY AND UNCONDITIONALLY:

(a)        SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS CONSTRUCTION AND DEVELOPMENT AGREEMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE SOLE, EXCLUSIVE GENERAL JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, AND APPELLATE COURTS FROM ANY THEREOF;

(b)        CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT TO SUCH COURTS, AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(c)        AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MALL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS SET FORTH ON SCHEDULE II TO THE PARTICIPATION AGREEMENT OR AT SUCH OTHER ADDRESS OF WHICH THE OTHER PARTIES HERETO SHALL HAVE BEEN NOTIFIED PURSUANT TO SECTION 8.3 OF THE PARTICIPATION AGREEMENT; AND

(d)        AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 8.9.            Jury Trial.

EACH OF CONSTRUCTION AGENT AND OWNER IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR ANY OTHER OPERATIVE DOCUMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER OPERATIVE DOCUMENT AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

SECTION 8.10.          Payments.

All payments to be made by Construction Agent hereunder shall be made to Owner in Dollars in immediately available and freely transferable funds at the place of payment, all such payments to be paid without setoff, counterclaim or reduction and without deduction for, and free from, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, withholding or liabilities with respect thereto or any restrictions or conditions of any nature. If Construction Agent is required by law to make any deduction or withholding on account of any tax or other withholding or deduction from any sum payable by Construction Agent hereunder, Construction Agent shall pay any such tax or other withholding or deduction and shall make such payment on a Grossed-Up Basis, subject to the restrictions on recourse liability set forth in Section 5.3(c) hereof, the limitations set forth in Sections 7.2(a)(iii) and 7.6 of the Participation Agreement, reimbursement obligations of Indemnitees set forth in Sections 7.2(a)(iii), 7.2(e) and 7.2(f) of the Participation Agreement and other rights of Lessee set forth in Sections 7.2(b), 7.2(e), 7.2(f) and 7.6 of the Participation Agreement.

SECTION 8.11.          Binding Effect.

Notwithstanding any other provision of this Agreement, it is intended that Supplemental Rent, the Lease Balance and all other amounts due and payable hereunder shall be paid without counterclaim, setoff, deduction or defense of any kind and without abatement, suspension, deferment, diminution or reduction of any kind, and Construction Agent’s obligation to pay all such amounts throughout the Construction Period is absolute and unconditional. The obligations and liabilities of Construction Agent hereunder shall, to the fullest extent permitted by Applicable Laws and Regulations, in no way be released, discharged or otherwise affected for any reason (other than the indefeasible payment or performance in full of such liability or obligation), whether or not Construction Agent shall have notice or knowledge of any of the foregoing. This Agreement shall be noncancellable by Construction Agent for any reason whatsoever and Construction Agent, to the fullest extent permitted by Applicable Laws and Regulations, waives all rights now or hereafter conferred by statute or otherwise to quit, terminate or surrender this Agreement or to any diminution, abatement or reduction of such amounts payable by Construction Agent hereunder. If for any reason whatsoever this Agreement shall be terminated or amended in whole or in part by operation of law or otherwise, except as expressly provided in Section 3.3(a) hereof, Construction Agent shall, unless prohibited by Applicable Laws and Regulations, pay to Owner or to whomever shall be entitled thereto a compensation in an amount equal to such amounts at the time and in the manner that such amounts would have become due and payable under the terms of this Agreement if it had not been terminated or amended in whole or in part. Each such payment made by Construction Agent hereunder shall be final and, absent error in the computation of the amount thereof, Construction Agent shall not seek or have any right to recover all or any part of such payment from any Participant or any party to any agreements related thereto for any reason whatsoever. Without affecting Construction Agent’s obligation to pay such amounts due and payable hereunder or to perform its obligations hereunder, Construction Agent may, notwithstanding any other provision hereof (but subject to Section 9.11 of the Participation Agreement), seek damages of any kind or any other remedy at law or equity against Owner for any willful misconduct or gross negligence or negligence in the handling of funds or for a breach by Owner of its obligations hereunder.

SECTION 8.12.          Nature of Transaction.

It is the intention of the parties that the Overall Transaction constitutes an operating lease for purposes of the Lessee’s financial reporting under GAAP provisions relating to leases and variable interest entities including without limitation the Accounting Standards Codification (“ASC”) 810-10-55, and ASC 840 (including ASC 840-10, ASC 840-20 and 840-40) and ASC 842 (including 842-10 and 842-40-55).

*    *    *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized representatives as of the day and year first above written.

CUBIC CORPORATION,
AS CONSTRUCTION AGENT

By:
Name:
Title:

BANKERS COMMERCIAL CORPORATION,
AS OWNER

By:
Name:
Title:

SCHEDULE 1

To Construction and Development Agreement

List of Government Actions

SCHEDULE 2.7(d)

To Construction and Development Agreement

Construction Period Insurance Requirements

Required Coverages.

During the Construction Period, Construction Agent will provide or cause to be provided insurance with respect to the Leased Property and the Site of a character usually obtained by Construction Agent and its Affiliates against loss or damage of the kinds and in the amounts customarily insured against by Construction Agent and its Affiliates with respect to similar properties, and carry such other insurance as is usually carried by Construction Agent and its Affiliates with respect to similar properties; provided, that in any event Construction Agent will maintain or cause to be maintained, as applicable:

Comprehensive General Liability Insurance.  Construction Agent will maintain or will cause each of the Developer and the General Contractor to maintain, comprehensive general liability insurance, including coverages for contractual liability, against third-party bodily injury, including death, and third-party property damage, written on an occurrence basis against claims, including against Construction Agent, Lessor, Developer and any Contractor, in an amount at least equal to $30,000,000 per occurrence and $30,000,000 in the aggregate (which coverage may be met in combination with Primary Commercial General Liability coverage and Umbrella Liability excess coverages); provided that no such coverage shall be under a blanket policy. Such coverage shall (x) not be subject to any self-insurance and shall be subject to a deductible of no more than $50,000 per occurrence, (y) be in such form and amounts and covering such risks as were approved by Owner on the Closing Date, and (z) name each of Owner, each Rent Assignee, the Agents as an additional insured (collectively, the “Additional Insureds”) and, with respect to the liability insurance maintained by the Developer, name Construction Agent as co-Named Insured.  Construction Agent, Developer and General Contractor each may, at its option, purchase additional primary liability insurance to meet the combined liability insurance requirements.

Without limiting the foregoing, Construction Agent will maintain a pollution legal liability policy covering itself. Such coverage shall be written on a claims made basis and shall apply to sudden and non-sudden pollution conditions. Such policy shall have limits not less than $15,000,000 per occurrence and $15,000,000 in the aggregate claims for bodily injury, property damage and cleanup costs, shall be renewed for a period of three years following the Base Term Commencement Date and shall name Lessor as an additional insured with respect to such policy.

Automobile Liability Insurance: Automobile liability insurance for the Construction Agent’s liability arising out of claims for bodily injury and property damage covering all owned (if any), leased (if any), non-owned and hired vehicles used in the performance of the Construction Agent’s obligations under the Construction and Development Agreement with a $2,000,000 minimum limit per accident for combined bodily injury and property damage and containing appropriate no-fault insurance provisions wherever applicable. The automobile liability insurance shall have no self-insurance amounts and shall have deductibles not in excess of $50,000.

Worker’s Compensation and Employer’s Liability Insurance: Worker’s Compensation and Employer’s Liability Insurance, with respect to the General Contractor and the Developer, including occupational illness or disease coverage, or other similar social insurance in accordance with the laws of the nation, state, territory or province exercising jurisdiction over the Leased Property. Employer’s Liability coverage shall have a limit of $1,000,000 per accident, per employee for disease and in the aggregate for disease.

Builders’ Risk Insurance.  Construction Agent will maintain or cause the General Contractor and the Developer to maintain a special form builders’ risk insurance policy on terms and conditions acceptable to the Participants and in an amount not less than 100% of insurable replacement cost value, but if aggregate Advances are in excess of 100% of the insurable replacement cost value (such replacement cost value as determined at the time of claim under such policy) then in an amount not less than such Advances (the “Minimum Coverage”), subject to a deductible not in excess of $50,000 per occurrence but, in the case of flood, $50,000 per occurrence and in the case of named storms, $25,000 per occurrence and, in the case of earth movement, not in excess of $100,000 per occurrence (and not in the form of self-insurance) and shall have no other self-insurance with respect thereto. Such builders’ risk insurance policy shall provide for property damage on an “all risk” basis in form and substance reasonably satisfactory to Administrative Agent, subject to limits, perils, exclusions and deductibles insuring Construction Agent,  the Participants,  the Developer, any contractor and subcontractors at any tier, as their interests may appear, including coverage for the perils of earth movement (including but not limited to earthquake, landslide and subsidence), damage from collapse, coverage for fire, hurricanes and flood (if the property is located in a high-risk flood zone), strike, riot, vandalism, sabotage and damage or loss caused by machinery accidents and operational and performance testing and start-up. Construction Agent shall require and shall ensure that such policy at all times during the Construction Period name the Additional Insureds as additional insureds and the Administrative Agent as loss payee, as its interests may appear. To the extent Construction Agent contracts directly with any contractor with respect to the Construction other than the General Contractor or the Developer and other than with respect to contracts for acquisition, delivery and/or installation of personal property, Construction Agent shall maintain or cause to be maintained a special form builders’ risk insurance in conformity with the above with respect to the work and materials to be performed under such direct contract.

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Property Covered:  The builder’s risk policy shall provide coverage for (a) the Facility, including buildings, all preliminary work, temporary works, non-temporary structures, machinery, equipment, facilities, fixtures, supplies and other property constituting part of the leased property including but not limited to boiler and machinery insurance covering pressure vessels, air tanks, boilers, machinery, pressure piping, heating, ventilation and air conditioning equipment, and elevator and escalator equipment and other properties constituting the Facility, (b) coverage for foundations, including underground water and sewer mains, pilings and other property below the surface of the ground, (c) electronic equipment and (d) property of others in the care, custody or control of the Construction Agent, a  Lessee Person or Lessor.

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Additional Coverages: The builder’s risk policy shall insure (a) off-site coverage with sub-limits sufficient to insure the full replacement value of any equipment, supplies and materials not stored on the Site, (b) the removal of debris with a sublimit of not less than the lesser of twenty-five percent of the Minimum Coverage and $15,000,000 per occurrence, (c) inland transit coverage with sublimits to insure the largest single shipment to or from the Site from designated storage facilities, (d) project management costs including architects’ fees, engineering costs, permit application fees, and other necessary fees or costs directly incurred in order to replace damage to insured property and (e) pollution cleanup and removal with a sublimit not less than $1,500,000 per occurrence.

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Special Clauses: The builder’s risk policy shall include (a) earthquake coverage in an amount not less than the Minimum Coverage with a deductible not to exceed $50,000 per occurrence, (b) a requirement that the insurer pay losses within a reasonable period of time after receipt of an acceptable proof or partial proof of loss, (c) a clause making this insurance primary over any other insurance and (d) an unintentional errors and omissions clause.

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Prohibited Exclusions: The builder’s risk policy shall not contain any (a) coinsurance provisions, (b) exclusion for loss or damage covered under any guarantee or warranty arising out of an insured peril, (c) exclusion for resultant damage caused by faulty workmanship, designs, specifications or materials or (d) exclusion for resultant damage to insured property from a peril not otherwise excluded caused by ordinary wear and tear, gradual deterioration, normal subsidence, settling, cracking, expansion or contraction, and faulty workmanship, design or materials.

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Sum Insured:  The builder’s risk policy shall (a) be on a completed value form, with no periodic reporting requirements, (b) insure the Facility for 100% of its insurable replacement cost value, but in no case less than the aggregate amount of all Advances outstanding at any time, (c) value losses at replacement cost, without deduction for physical depreciation or obsolescence including customs duties, taxes and fees (if rebuilt or repaired), and (d) insure earth movement and named-wind coverage at the greater of (i) 100% of the Facility’s replacement cost and (ii) outstanding Advances.

Delay In Startup Insurance: Construction Agent shall maintain delay in startup insurance for the benefit of the Lessor and Construction Agent, as their interests may appear. Coverage shall include loss of rental income, in any, accrued and Capitalized Yield, any other capitalized fees or expenses and other fixed and continuing expenses for an eighteen (18) month period of indemnity provided such delay in startup directly results from physical loss or damage insured under the coverage required above under the heading Builders’ Risk Insurance on this Schedule 2.7(d).

Subject to policy terms and conditions, such delay in startup insurance shall (a) have no self-insurance amounts and shall have deductibles not in excess of fifteen (15) days, (b) include an interim payment (or partial payment) clause allowing for the monthly payment of a claim following an acceptable proof of loss or partial proof of loss, (c) cover loss sustained when ingress or egress to the Site is prevented due to an insured peril at premises in the vicinity of the Site, (d) insure loss caused by damage to (i) finished or unfinished equipment or machinery intended for the Site while located at a supplier’s or vendor’s premises or another location designated by agreement for such purpose, and (ii) any property, materials, machinery or equipment at a supplier’s or vendor’s premises, which prevent such supplier(s) or vendor(s) from the satisfactory performance of their supply obligation, provided always that such loss or damage is to property of a type not otherwise excluded in the builder’s risk policy from named perils not otherwise excluded in the builder’s risk policy, (e) insure loss caused by damage or mechanical breakdown to construction plant or equipment at the Site, (f) not contain any form of a coinsurance provision or include a waiver of such provision, (g) cover loss sustained due to the accidental interruption or failure of supplies of electricity, gas, sewer, water or telecommunication up to the terminal point of the utility supplier with the Site and (h) cover expenditures necessarily incurred for the purpose of reducing the period of time that start-up of the Project is actually delayed, but only to the extent that the delay loss otherwise payable from the insurer is thereby reduced.

Other Insurance. Insurance shall not cover any terrorism or war risks unless Construction Agent carries insurance for such risks generally on similar property it owns or leases. To the extent any portion of the Facility is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable Authority, Construction Agent shall (i) obtain flood insurance for the Facility in an amount not less than the greater of (1) 100% of the replacement cost of the Facility, including any costs that may be required to cause the Facility to be reconstructed to comply with then current Applicable Laws and Regulations or (2) the aggregate amount of all Advances outstanding at any time, and (ii) require and shall ensure that such flood insurance at all times during the Construction Period name the Additional Insureds as an additional insured and Administrative Agent as loss payee, as its interests may appear.

Insurance provided pursuant to this Schedule (other than permitted self-insurance) shall be written by reputable insurance companies that are financially sound and solvent with a rating of at least “A-:IX” by A.M. Best’s or a claims paying rating of “A-” by S&P or by other insurers approved in writing by the Participants and shall be with such insurance companies as were approved by the Participants on the Closing Date. Each policy referred to in this Schedule shall provide that: (i) it will not be canceled, materially modified or its limits reduced, or allowed to lapse without renewal, except after not less than thirty (30) days’ prior written notice to each of the Additional Insureds and Construction Agent provided, however, that with respect to the builders’ risk insurance policy to be maintained by the General Contractor, not less than ten (10) days’ prior written notice to each of the Administrative Agent and Construction Agent shall be required for cancellation due to non-payment of premiums therefor; (ii) the interests of the Additional Insureds shall not be invalidated by any act or negligence of or breach of warranty or representation by Construction Agent or any Person having an interest in the Leased Property or the Site; (iii) such insurance is primary and non-contributory with respect to any other insurance carried by or available to any Additional Insured; (iv) the insurer shall waive customary rights of subrogation, setoff, counterclaim, or other deduction, whether by attachment or otherwise, against any additional insured or loss payee; (v) such policy shall contain a severability clause providing for coverage of each Additional Insured as if a separate policy had been issued to it; (vi) Construction Agent will notify each Additional Insured promptly of any policy cancellation, reduction in policy limits, lapse, modification or amendment; and (vii) the insurer shall waive all claims for premiums against the Additional Insureds.

Delivery of Insurance Certificates.

Pursuant to Section 2.1(c) of the Participation Agreement, Construction Agent shall deliver to each Additional Insured certificates of insurance satisfactory to it evidencing the existence of all insurance required to be maintained hereunder and setting forth the respective coverages, limits of liability, carrier, policy number and period of coverage. Thereafter, throughout the Construction Period, at the time each of Construction Agent’s insurance policies is renewed (but in no event less frequently than once every twelve (12) months) or upon written request by the Administrative Agent during the continuance of a Construction Event of Default, Construction Agent shall deliver to each Additional Insured certificates of insurance evidencing that all insurance required by this Schedule to be maintained by Construction Agent with respect to the Leased Property is in effect. Concurrent with the delivery of certificates required above, Construction Agent shall furnish each Additional Insured with a letter from an independent broker or the insurer(s) signed by an officer of the broker or insurer(s), stating that in the opinion of such broker or insurer(s) the insurance so carried is in compliance with this Schedule. Upon written request by the Administrative Agent, the Construction Agent will promptly furnish to the Administrative Agent copies of all insurance policies, applications, binders and cover notes or other evidence of insurance required to be maintained hereunder.

Construction Agent agrees that nothing in this Agreement shall prohibit any Additional Insured from maintaining its own insurance coverage, at the expense of such Person, which coverage shall not reduce the obligations of Construction Agent under this Schedule; provided, however, that no such insurance shall be maintained if its maintenance would prevent Construction Agent from maintaining insurance as to the Leased Property and the Site with insurers when required to do so herein.

No provision of this Schedule or any other Operative Document shall impose on any Additional Insured any obligation to verify the existence or adequacy of the insurance coverage to be maintained pursuant to this Schedule, nor shall any Additional Insured be responsible for any representations or warranties made by or on behalf of Construction Agent or any Cubic Person to any insurance company or underwriter. Any failure on the part of any Additional Insured to obtain the evidence of insurance required by this Schedule from Construction Agent and/or failure of any such Person to point out any noncompliance of such evidence of insurance shall not constitute a waiver of any of the insurance requirements in this Schedule.